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                                 EXHIBIT 16.01


KPMG PEAT MARWICK LLP
500 E. Middlefield Road       Telephone 650 404 5000        Fax 650 404 5750
Mountain View, CA 94043




Securities and Exchange Commission                April 13, 1998
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Intercell Corporation (the Company) and, under the date of January 16, 1998, we reported on the consolidated financial statements of the Company and subsidiaries as of and for the years ended September 30, 1997 and 1996. On April 8, 1998 our appointment as principal accountants was terminated. We have read the Company's statements included under Item 4 of its Form 8-K dated April 8, 1998, and we agree with such statements except that we are not in a position to agree or disagree with the Company's statements regarding the expected approval by the Company's Board of Directors of our dismissal, hiring of Gelfond, or the lack of consultation with Gelfond.

                                                Very truly yours,



                                                /s/  KPMG Peat Marwick LLP





                                    16.01-1